                                                                    EXHIBIT 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Further Information:
Contact:
Craig J. Huffaker, Chief Financial Officer, or Jim Stark, Director, Investor Relations
402-474-4800

                TRANSCRYPT INTERNATIONAL RESTRUCTURES MANAGEMENT

        JUNE 8, 1998 Lincoln, Nebraska. Transcrypt International, Inc. announced today that the Board of Directors has appointed a committee, chaired by Director, Dr. Thomas Thomsen, former President of AT&T Technologies, to conduct a nationwide search to name a permanent Chief Executive Officer. John T. Connor, Chairman of Transcrypt, has been named interim CEO. Mr. Connor served as Chairman and CEO of Transcrypt for 6 years until July 1997 when he became Chairman of the Board.

        Mr. Ed L. Osborn was elected Acting President and Chief Operating Officer. Mr. Osborn was previously Senior Vice President of Marketing and Chief Operating Officer and joined the Company in April after 20 years in sales and marketing roles at Westinghouse, Harris, General Electric and Motorola.

        The Company has also hired Mr. Christopher S. Litras as Vice President of Human Resources. Mr. Litras was formerly Vice President of Human Resources for Mansfield/Dover Operations of ARMCO, Inc. and brings to Transcrypt over 20 years experience in human resource management. James E. Stark also joins the management team as Director, Investor Relations. Mr. Stark has served as Director, Investor Relations for Greyhound Lines and in other corporate finance positions with Greyhound and America West Airlines.

        The Audit Committee's independent counsel investigation will continue until the Company's financial audit that is being conducted by KPMG Peat Marwick LLP comes to a conclusion. The audit of the Company's 1997 financial statements and the re-audit of the Company's 1995 and 1996 financial statements by Peat Marwick is expected to be completed by the end of June 1998. "When the audit is complete, we will announce the restatements of our financials and any other information appropriate from the independent counsel investigation," said John Connor. In addition, the Company has also filed an appeal with the Nasdaq Stock Market in response to Nasdaq's delisting decision made on May 11, 1998.

        Transcrypt International, Inc., manufactures information security and wireless communication products that prevent the unauthorized interception on sensitive voice and data communication.

        This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including the timing of completion of the Peat Marwick audit.